                                                                    Exhibit 23.1





             CONSENT OF KPMG PEAT MARWICK LLP, INDEPENDENT AUDITORS


The Board of Directors
CKS Group, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-3412, 333-22953, 333-23523, 333-23783, 333-25447, 333-24763, and
333-27331) on Forms S-3 and S-8 of CKS Group, Inc. of our report dated June 17, 1997, relating to the supplemental consolidated balance sheets of CKS Group, Inc. and subsidiaries as of November 30, 1995 and 1996, and the related supplemental consolidated statements of income, stockholders' equity and cash flows for each of the years in the three-year period ended November 30, 1996, which report appears in the report on Form 8-K of CKS Group, Inc. dated June 25, 1997.


                                      KPMG PEAT MARWICK LLP

San Jose, California
June 26, 1997